Exhibit 99.1

News Release

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR RAISES

FIRST QUARTER GUIDANCE

                HILLSBORO, OR — MARCH 7, 2006 — Lattice Semiconductor (NASDAQ: LSCC) today announced its business update for the first quarter of 2006.

•                  First quarter revenue is expected to grow 4%-5% sequentially, as compared to previous guidance of 2%-5%;

•                  Other income is expected to be approximately $3.5 million, an increase over previous guidance due to repurchase of convertible debt.

                No conference call will be held in conjunction with this guidance update.

About Lattice Semiconductor

Lattice Semiconductor Corporation provides the industry’s broadest range of Field Programmable Gate Arrays (FPGA) and Programmable Logic Devices (PLD), including Field Programmable System Chips (FPSC), Complex Programmable Logic Devices (CPLD), Programmable Mixed-Signal Products (ispPAC®) and Programmable Digital Interconnect Devices (ispGDX®).  Lattice also offers industry leading SERDES products.

Lattice is “Bringing the Best Together” with comprehensive solutions for system design, including an unequaled portfolio of non-volatile programmable devices that deliver instant-on operation, security and “single chip solution” space savings.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets.  Company headquarters are located at 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, USA; telephone 503-268-8000, fax 503-268-8037.  For more information about Lattice Semiconductor Corporation, visit http://www.latticesemi.com

The foregoing business update contains forward-looking statements.  Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business, as well as such factors as pricing pressures, competitive actions, the demand for our products, and our ability to supply products to customers in a timely manner.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Securities and Exchange Commission’s informal inquiry and any resulting actions, developments in our pending securities class action litigation, the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and other risks that are described from time to time in our filings with the Securities and Exchange Commission.  The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

#  #  #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), ispGDX, ispPAC and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.